Execution Copy

EXHIBIT 4.3

CANADIAN SATELLITE RADIO HOLDINGS INC.,

as Grantor

CANADIAN SATELLITE RADIO INC.

INTEREST RESERVE AND SECURITY AGREEMENT

Dated as of February 10, 2006

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK

as Interest Reserve Agent and Trustee

THIS INTEREST RESERVE AND SECURITY AGREEMENT is entered into on February 10, 2006 (this “Agreement”), by and among THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, in its capacities as Interest Reserve Agent, depositary bank and securities intermediary (collectively in such capacities, the “Interest Reserve Agent”), THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, in its capacity as trustee under the Indenture described below (the “Trustee”), CANADIAN SATELLITE RADIO HOLDINGS INC., a corporation organized under the laws of the Province of Ontario, Canada (the “Grantor”) and CANADIAN SATELLITE RADIO INC., a corporation organized under the laws of the Province of Ontario, Canada (the “Guarantor”).

RECITALS

Pursuant to that certain indenture (the “Indenture”) dated as of February 10, 2006, by and between the Grantor, the Guarantor and the Trustee, the Grantor will issue $100.0 million in aggregate principal amount of its 12¾% Senior Notes due 2014 (the “Notes”). The Notes are being issued in a private placement (the “Offering”) pursuant to that certain purchase agreement dated as of February 7, 2006 (the “Purchase Agreement”), among the Grantor, the Guarantor and BEAR, STEARNS & CO. INC. and RBC CAPITAL MARKETS CORPORATION (together, the “Initial Purchasers”). In connection with the private placement of the Notes, the Grantor and the Guarantor prepared an Offering Memorandum dated February 7, 2006 (the “Offering Memorandum”). In accordance with Section 3.3(e) hereof, capitalized terms that are used but not defined herein have the meanings assigned to them in the Indenture.

The Grantor has agreed with the Initial Purchasers in the Purchase Agreement and with the Trustee in the Indenture to enter into this Agreement and to deposit an amount in cash with the Interest Reserve Agent precisely determined in order to provide sufficient funds to enable the Grantor to make the first six interest payments when due with respect to the Notes.

The Grantor, the Trustee and the Interest Reserve Agent hereby agree that, in consideration of the mutual promises and covenants contained herein, the Interest Reserve Agent will hold in an account and will distribute Interest Reserve Property (as defined below) in accordance with and subject to the following:

1.   INSTRUCTIONS

1.1.   Interest Reserve Property.

The initial funds to be deposited with the Interest Reserve Agent will be as follows:

(a)
Concurrently with the execution and delivery hereof and the issuance of the Notes, the Grantor will deposit with the Interest Reserve Agent US$38,250,000 (thirty eight million two hundred fifty thousand) in cash or by wire transfer in immediately available funds (the “Grantor’s Closing Date Deposit”), which amount represents an amount sufficient to enable the Grantor to make the first six interest payments when due with respect to the Notes.

(b)
To the extent the Grantor issues Additional Notes under the Indenture prior to the payment of the first six interest payments on the Notes, the Grantor will deposit with the Interest Reserve Agent additional funds in cash or by wire transfer in immediately available funds (the “Grantor’s Additional Deposit” and together with the Grantor’s Initial Deposit (as defined below), the “Grantor’s Deposit”), which amount shall represent, when invested in Government Securities, an amount sufficient to enable the Grantor to make any remaining payments of the first six interest payments when due with respect to the Notes and the Additional Notes.

(c)
The Interest Reserve Agent will accept the Grantor’s Deposit and will hold such funds, all investments thereof, any Distributions (as hereinafter defined) and the proceeds of the foregoing in account number 03070-17 maintained by the Interest Reserve Agent in the State of New York, United States, which account shall contain only the Interest Reserve Property (defined below), in the name of the Grantor (such account, together with any other account maintained by the Interest Reserve Agent hereunder, the “Interest Reserve Account”) for disbursement in accordance with the provisions hereof. For purposes of perfecting its security interest in the Interest Reserve Account the Trustee will be the entitlement holder and customer of the Interest Reserve Agent with respect to the Interest Reserve Account. The Grantor will not have any access to the Interest Reserve Account or funds, investments or other assets credited thereto, other than the right to have the funds applied to discharge when due the Grantor’s interest payments on the Notes and the right to receive the Interest Reserve Property under the circumstances specified in Section 1.4 hereof. The Grantor’s Deposit, the Interest Reserve Account and all funds, securities or other property now or hereafter credited to the Interest Reserve Account, all investments of any of the foregoing, plus all interest, dividends and other distributions and payments on any of the foregoing (collectively the “Distributions”) received or receivable by the Interest Reserve Agent, less any property and/or funds distributed or paid in accordance with this Agreement, together with all proceeds of any of the foregoing are collectively referred to herein as “Interest Reserve Property.”

1.2.   Grantor’s Rights in Interest Reserve Property; Security Interest.

(a)
It is the intention of the parties hereto that the Grantor will not have any access to the Interest Reserve Account or the funds, investments or other assets credited thereto, other than the right to have the funds applied to discharge, when due, the Grantor’s interest payments on the Notes and the right to receive the Interest Reserve Property under the circumstances specified in Section 1.4 hereof, it being understood that Grantor is the beneficial owner of the Interest Reserve Account.

(b)
As security for the due and punctual payment when due of all amounts that may be payable from time to time under the Indenture and the Notes, now or hereafter arising, the Grantor hereby pledges, assigns and grants to the Trustee, for the benefit of the holders of the Notes, a continuing security interest in, and a lien on, all of the Grantor’s rights under this Agreement. As security for the due and punctual payment when due of all amounts that may be payable from time to time under the Indenture and the Notes, now or hereafter arising, the Grantor hereby pledges, assigns and grants to the Trustee, for the benefit of the holders of the Notes, a continuing security interest in, and a lien on, the Interest Reserve Property. The Grantor represents and warrants that the security interest of the Trustee in this Agreement and, to the extent that the Grantor has rights therein, the Interest Reserve Property, will at all times be valid, perfected and enforceable as a first priority security interest by the Trustee against the Grantor and all third parties in accordance with the terms of this Agreement.

(c)
The parties hereto acknowledge and agree that: (i) the Interest Reserve Account will be treated as a “Securities Account,” (ii) the Interest Reserve Property will be treated as “Financial Assets,” (iii) this Agreement governs the Interest Reserve Account and provides rules governing the priority among possible “Entitlement Orders” received by the Interest Reserve Agent as “Securities Intermediary” from the Grantor, the Trustee and any other persons entitled to give “Entitlement Orders” with respect to such Financial Assets and (iv) the “Securities Intermediary’s Jurisdiction” is the State of New York. The Interest Reserve Agent represents and warrants that the Interest Reserve Agent is a “Securities Intermediary” with respect to the Interest Reserve Account and the “Financial Assets” credited to the Interest Reserve Account. Except as specifically provided herein, the terms of the New York Uniform Commercial Code, as amended, or any successor provision (the “Code”), will apply to this Agreement, and all terms quoted in this clause (c) and clause (e) will have the meanings assigned to them by Article 8 of the Code.

(d)
The Interest Reserve Agent hereby agrees that all property delivered to the Interest Reserve Agent for crediting to the Interest Reserve Account will be promptly credited to the Interest Reserve Account by the Interest Reserve Agent. The Interest Reserve Agent represents and warrants that it has not entered into, and agrees that it will not enter into, any control agreement or any other agreement relating to the Interest Reserve Account with any other third party without the prior written consent of the Grantor, the Trustee and the Initial Purchasers.

(e)
Each of the parties hereto acknowledge and agree that the Interest Reserve Account will be under the control (within the meanings of Sections 8-106, 9-106 and 9-104 of the Code) of the Trustee and, notwithstanding any other provision of this Agreement, the Interest Reserve Agent will comply with all “Entitlement Orders” and instructions given by the Trustee with respect to the Interest Reserve Account or Interest Reserve Property without further consent of the Grantor or any other person, provided that in giving instructions to the Interest Reserve Agent the Trustee shall be governed by the rights, obligations and entitlements of the Indenture and this Agreement. The Grantor shall have no right to give any Entitlement Orders or instructions.

(f)
The Grantor agrees to take all steps reasonably requested by the Trustee in connection with the perfection of the Trustee’s security interest in this Agreement and the Interest Reserve Property and, without limiting the generality of the foregoing, the Grantor hereby authorizes the Trustee and the Initial Purchasers on behalf of the Trustee to file one or more UCC financing statements (or the equivalent thereof in any domestic or foreign jurisdiction other than the District of Columbia) in such jurisdictions and filing offices and containing such description of collateral as the Trustee, or the Initial Purchasers on behalf of the Trustee, may determine is necessary or advisable in order to perfect the security interest granted herein. The Grantor represents and warrants that it is duly formed and validly existing as a corporation under the laws of the Province of Ontario, Canada, and is not organized under the laws of any other jurisdiction, and the Grantor hereby agrees that, prior to the termination of this Agreement, it will not change its name or jurisdiction of organization without giving the Trustee not more than 60 or less than 30 days’ prior written notice thereof.

(g)
Upon the release of any Interest Reserve Property pursuant to Section 1.4 hereof, the security interest of the Trustee for the benefit of the holders of the Notes will automatically terminate with respect to any such Interest Reserve Property released without any further action and such released Interest Reserve Property will be delivered to the recipient free and clear of any and all liens, claims or encumbrances of any person, including, without limitation, the Interest Reserve Agent, the Trustee and the holders of the Notes. The Trustee will take all steps necessary to terminate any financing statements and will execute such other documents without recourse, representation or warranty of any kind as the Grantor may reasonably request in writing to evidence or confirm the termination of the security interest in such released Interest Reserve Property.

1.3.   Investment of Interest Reserve Property.

(a)
Upon written directions from the Grantor, the Interest Reserve Agent will invest or reinvest the Interest Reserve Property, without distinction between principal and income, in cash and United States Government Securities. The Interest Reserve Agent will credit all such investments to the Interest Reserve Account and hereby agrees to treat any such investment as a “Financial Asset” within the meaning of Section 8-102(a)(9) of the Code.

(b)
The Interest Reserve Agent will have no liability for any investment losses, fees, taxes or other charges arising from or related to any such investment, reinvestment or liquidation of an investment other than in accordance with Section 2.1 hereof.

(c)
The Interest Reserve Agent will have no obligation to invest or reinvest the Interest Reserve Property if deposited with the Interest Reserve Agent after 11:00 a.m. New York City time on such day of deposit. Instructions received after 11:00 a.m. New York City time will be treated as if received on the following Business Day. Any interest or other income received on such investment and reinvestment of the Interest Reserve Property will become part of the Interest Reserve Property and any losses incurred on such investment and reinvestment of the Interest Reserve Property will be debited against the Interest Reserve Property. The Interest Reserve Property will remain uninvested with no liability for interest therein if written directions are not given to the Interest Reserve Agent. Notwithstanding the foregoing, the Interest Reserve Agent will have the power to sell or liquidate the foregoing investments whenever the Interest Reserve Agent is required to release all or any portion of the Interest Reserve Property pursuant to Section 1.4 hereof. In no event will the Interest Reserve Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder. It is understood and agreed that the Interest Reserve Agent or its affiliates are permitted to receive additional compensation that could be deemed to be in the Interest Reserve Agent’s economic self-interest for (1) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub-custodian with respect to certain of the investments, (2) using affiliates to effect transactions in certain investments or (3) effecting transactions in investments.

1.4.   Distribution of Interest Reserve Property.

Subject to Section 1.2(e), the Interest Reserve Agent is directed to hold and distribute the Interest Reserve Property in the following manner:

(a)	The Interest Reserve Agent will only release the Interest Reserve Property in the cases specifically provided for in this Section 1.4.

(b)	[Intentionally Omitted].

(c)
(i) to the trustee to pay interest on the Notes when due and, upon certain repurchases or redemptions of the Notes, provided such repurchases or redemptions are permitted under the Indenture, to pay principal of and premium, if any, thereon; or

(ii) to the Grantor provided that no Event of Default will have occurred or be continuing or result therefrom (A) promptly upon the Interest Reserve Agent’s investment in Government Securities in accordance with Section 1.3 hereof of that portion of the Grantor’s Closing Date Deposit that, when invested in Government Securities, represents an amount sufficient to enable the Grantor to make the first six interest payments when due with respect to the Notes (the “Grantor’s Initial Deposit”), an amount equal to the difference between the Grantor’s Closing Date Deposit and the Grantor’s Initial Deposit (B) to the extent that the Grantor redeems, retires or repurchases any of the then outstanding Notes prior to the end of the Interest Reserve Period, in the amount of the Interest Reserve Property in excess of the amounts necessary to pay the reserve interest on the remaining Notes when due shall be released to the Grantor or (C) to the extent of any Interest Reserve Property remaining after the Grantor makes the first six interest payments on the Notes.

In the case of each distribution in accordance with (i) or (ii) above, such distribution will be by wire transfer of immediately available funds in accordance with the appropriate wire transfer instructions set forth in Section 1.6(a) hereof.

(d)
If the Interest Reserve Agent receives a written notice and instruction from the Trustee that the principal amount of and accrued and unpaid interest on the Notes has become immediately due and payable pursuant to Article VI of the Indenture, then the Interest Reserve Agent will, within one Business Day after receipt of such written notice and instruction from the Trustee, liquidate all Interest Reserve Property then held by it and release all of the Interest Reserve Property as follows:

(i)	first, to the Trustee, an amount of Interest Reserve Property in cash equal to amounts owing to the Trustee in respect of fees and expenses of the Trustee under the Indenture;

(ii)
second, to the Paying Agent for payment to the holders of the Notes, an amount of Interest Reserve Property sufficient to pay such accelerated principal amount and accrued and unpaid interest, if any, thereon; such release of Interest Reserve Property to the Paying Agent under the Indenture will be made by wire transfer of immediately available funds in accordance with the wire instructions set forth in Section 1.6(b) hereof; and

(iii)
third, to the Grantor, any Interest Reserve Property remaining after distributions in clauses (d)(i) and (ii) above, by wire transfer of immediately available funds in accordance with the wire instructions set forth in Section 1.6(a) hereof.

1.5.   Addresses.

Notices, instructions and other communications will be sent as follows:

(a)	to Interest Reserve
Agent:

The Bank of Nova Scotia Trust Company of New York
One Liberty Plaza
New York, NY 10006
Attn.: Vice President
Telecopier: (212) 225-5436

(b)
to Trustee:

The Bank of Nova Scotia Trust Company of New York
One Liberty Plaza
New York, NY 10006
Attn.: Corporate Trust Administration
Telecopier: (212) 225-5436

(c)

to Grantor:

Canadian Satellite Radio Holdings Inc.
Suite 2300, P.O. Box 222
Canada Trust Tower, BCE Place
Attn.: Chief Financial Officer
Telecopier: (416) 361-6018

with a copy to: Stikeman Elliott LLP

5300 Commerce Court West
199 Bay Street
Toronto, Ontario M5L 1B9
Attn.: Dee Rajpal
Telecopier: (416) 869-5280

(d)

to Initial Purchasers:

Bear Stearns & Co. Inc.
RBC Dominion Securities Inc.
c/o Bear Stearns & Co. Inc.
383 Madison Avenue
New York, NY 10179
Attn.: Corporate Finance Department
Telecopier: (212) 272-3092

with a copy to: Latham & Watkins LLP

885 Third Avenue, Suite 1000
New York, NY 10022
Attn.: Marc D. Jaffe
Telecopier: (212) 906-1200

1.6.   Wire Transfer Instructions.

(a)
All cash (including the cash proceeds from liquidation of any Interest Reserve Property) distributed from the Interest Reserve Account to the Grantor will be transferred by wire transfer of immediately available funds in accordance with the following wire transfer instructions:

Bank:	Canadian Imperial Bank of Commerce, Toronto
Intermediary Bank	Bank of America, New York
ABA No.:	026009593
Account Name:	Canadian Satellite Radio Inc.
Account No.: (BNF)	05-45619
Transit # (BBK)	//CC001000002

If, upon termination of this Agreement and after any required liquidation or distribution of Interest Reserve Property for the benefit of any person other than the Grantor pursuant to Section 1.4 hereof, any Interest Reserve Property consists of assets other than cash and is to be released to the Grantor, the Interest Reserve Agent shall liquidate such Interest Reserve Property into cash and distribute it to the Grantor pursuant to this Section 1.6(a) unless the Grantor has provided a prior written request to the Interest Reserve Agent not to liquidate such Interest Reserve Property and to deliver such non-cash Interest Reserve Property in kind to the Grantor at such account(s) or location(s) specified by the Grantor in such written request. If the Interest Reserve Agent receives such a request, it shall deliver such non-cash Interest Reserve Property to the Grantor as promptly as practicable. No request by the Grantor pursuant to this paragraph shall constitute an “Entitlement Order” or instruction with respect to the Interest Reserve Property prior to the termination of this Agreement.

(b)
All cash distributed from the Interest Reserve Account to the Paying Agent for payment on the Notes will be transferred by wire transfer of immediately available funds in accordance with the following wire transfer instructions:

Bank:	The Bank of Nova Scotia, NYA
ABA No.	026002532
F/F/C:	BNST, as Escrow Agent
Account No.	03070-17
Account Name:	CSR Holdings
Attention:	Sharon Houzell

1.7.   Compensation.

(a)
Upon execution of this Agreement, the Grantor will pay the Interest Reserve Agent an administration fee of US$3,000, and US$ 3,000 annually in advance thereafter on each anniversary date plus reasonable out-of-pocket expenses and disbursements incurred from time to time during the term of this Agreement (including the reasonable expenses and disbursements of the Interest Reserve Agent’s counsel and agents).

(b)	The Grantor will pay all activity charges in accordance with the Interest Reserve Agent’s fee schedule as then in effect.

(c)
The Grantor will be responsible for and will reimburse the Interest Reserve Agent upon demand for all reasonable expenses, disbursements and advances incurred or made by the Interest Reserve Agent for its own account in connection with this Agreement (including the reasonable expenses and disbursements of the Interest Reserve Agent’s counsel and agents).

(d)
If any reasonable fees, expenses or costs incurred by, or any obligations owed to the Interest Reserve Agent (or its counsel) hereunder are not paid when due, the Interest Reserve Agent may set off such amounts against any Interest Reserve Property released to the Grantor from the Interest Reserve Account in accordance with Section 1.4 hereof. The Interest Reserve Agent shall have no right to set off against, and hereby waives any lien it may otherwise have against, any Interest Reserve Property prior to its release from the Interest Reserve Account or which is released or to be released to a person other than the Grantor in accordance with the terms of this Agreement. Grantor shall remain liable for any unpaid reasonable fees, expenses or costs incurred by, or any obligations owed to the Interest Reserve Agent (or its counsel) hereunder.

(e)
The obligation of the Grantor in respect of any sum due to the Interest Reserve Agent will, notwithstanding any judgment in a currency other than U.S. dollars, not be discharged until the first Business Day following receipt by the Interest Reserve Agent of any sum adjudged to be so due in such other currency, on which (and only to the extent that) the Interest Reserve Agent may in accordance with normal banking procedures purchase U.S. dollars with such other currency; if the U.S. dollars so purchased are less than the sum originally due to the Interest Reserve Agent hereunder, the Grantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Interest Reserve Agent against such loss. If the amount of U.S. dollars so purchased is greater than the sum originally due to the Interest Reserve Agent hereunder, the Interest Reserve Agent agrees to pay to the Grantor an amount equal to the excess amount of the dollars so purchased over the sum originally due to the Interest Reserve Agent hereunder.

(f)	The obligations of the Grantor contained in this Section 1.7 will survive the termination of this Agreement or the earlier resignation or removal of the Interest Reserve Agent.

2.   TERMS AND CONDITIONS

2.1.   Rights, Duties and Immunities of Interest Reserve Agent.

(a)
Scope of Duties. The duties, responsibilities and obligations of the Interest Reserve Agent will be limited to those expressly set forth herein and no duties, responsibilities or obligations will be inferred or implied. The Interest Reserve Agent will not be required to inquire as to the performance or observation of any obligation, term or condition under any other agreement or arrangement to which the Grantor is a party, even though reference thereto may be made herein. The Interest Reserve Agent will not be required to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from the Grantor or any entity acting on its behalf. The Interest Reserve Agent will not be required to, and will not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

(b)
Limitation on Liability. The Interest Reserve Agent will not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence, willful misconduct or bad faith on its part. In no event will the Interest Reserve Agent be liable (i) for any consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable and contemplated, (ii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians, so long as the same are selected with due care, (iii) for an amount in excess of the value of the Interest Reserve Property or (iv) for any loss (including any shortfall in the funds required to make the first six interest payments when due with respect to the Notes) resulting from the investment or reinvestment of any cash held by it hereunder in accordance with the terms hereof, including without limitation any liability for any delays (not resulting from its gross negligence, willful misconduct or bad faith) in the investment, reinvestment or liquidation of the Interest Reserve Property, or any loss of interest or income incident to any such delay.

(c)
Further Limitation on Liability. The Interest Reserve Agent will not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Interest Reserve Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

(d)
Right to Consult Counsel. The Interest Reserve Agent may consult with legal counsel of its own choosing, at the expense of the Grantor in accordance with Section 1.7 hereof, as to any matter relating to or arising from this Agreement, and the Interest Reserve Agent will not incur any liability in acting in good faith in accordance with any advice from such counsel.

(e)
Duty of Care. The Interest Reserve Agent will not be under any duty to give the Interest Reserve Property held by it hereunder any greater degree of care than it gives its own similar property and will not be required to invest any funds held hereunder except as directed in accordance with in this Agreement. Uninvested funds held hereunder will not earn or accrue interest.

(f)
Collection. All funds and other property deposited into the Interest Reserve Account or otherwise collected for deposit therein will be subject to the Interest Reserve Agent’s usual collection practices or terms regarding items received by the Interest Reserve Agent for deposit or collection. The Interest Reserve Agent will not be required, or have any duty, to notify any Person of any payment or maturity under the terms of any instrument deposited hereunder, or to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege that may be afforded to the holder of any such security.

(g)
Statements. The Interest Reserve Agent will provide to the Grantor, the Trustee and the Initial Purchasers monthly statements identifying transactions, transfers or holdings of Interest Reserve Property, and each such statement will be deemed to be correct and final upon receipt thereof by the Grantor unless the Interest Reserve Agent is notified in writing to the contrary within 30 Business Days of the date of such statement.

(h)
Disclaimer with Respect to Interest Reserve Property. The Interest Reserve Agent will not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited into the Interest Reserve Account or held hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement. The Interest Reserve Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it. The Interest Reserve Agent will not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(i)
Ambiguity or Uncertainty. In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Interest Reserve Agent hereunder, the Interest Reserve Agent may, in its sole discretion, refrain from taking any action other than retaining possession of the Interest Reserve Property, unless the Interest Reserve Agent receives written instructions, signed by each of the Grantor and the Trustee which eliminates such ambiguity or uncertainty.

(j)
Conflicting Claims. In the event of any dispute between or conflicting claims by or among the Grantor and/or any other person or entity with respect to any Interest Reserve Property, the Interest Reserve Agent will be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Interest Reserve Property so long as such dispute or conflict continues, and the Interest Reserve Agent will not be or become liable in any way to the Grantor for failure or refusal to comply with such conflicting claims, demands or instructions. The Interest Reserve Agent will be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Interest Reserve Agent or (ii) the Interest Reserve Agent has received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses (as defined in Section 2.2 hereof) which it may incur by reason of so acting. The Interest Reserve Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding will be paid by, and will be solely an obligation of, the Grantor.

(k)
Compliance with Judicial Orders. If at any time the Interest Reserve Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process that in any way affects Interest Reserve Property, including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Interest Reserve Property (an “Order”), the Interest Reserve Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Interest Reserve Agent complies with any such Order, the Interest Reserve Agent will not be liable to any of the parties hereto or to any other person or entity even though such Order may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(l)
Right to Rely on Communications. The Interest Reserve Agent will be entitled to conclusively rely upon any order, judgment, certification, demand, instruction, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Interest Reserve Agent may act in conclusive reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. When the Interest Reserve Agent acts on any information, instructions, communications (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by facsimile, email or other form of electronic or data transmission, the Interest Reserve Agent, absent gross negligence, willful misconduct or bad faith, will not be responsible or liable in the event such communication is not an authorized or authentic communication of the Grantor or Trustee, as the case may be, or is not in the form the Grantor or Trustee sent or intended to send (whether due to fraud, distortion or otherwise). The Grantor will indemnify the Interest Reserve Agent against any loss, liability, claim or expense (including legal fees and expenses) it may incur as a result of acting in accordance with any such communication.

(m)
Right to Request Instruction. At any time the Interest Reserve Agent may request an instruction in writing from the Grantor and the Trustee and may, at its own option, include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations hereunder. The Interest Reserve Agent will not be liable for acting in accordance with such a proposal on or after the date specified therein; provided that (i) the specified date will be at least five Business Days after each of the Grantor and the Trustee receives the Interest Reserve Agent’s request for instructions and its proposed course of action and (ii) prior to so acting, the Interest Reserve Agent has not received the written instructions requested.

(n)
Liability for Taxes. Except as otherwise set forth herein, the Interest Reserve Agent does not have any interest in the Interest Reserve Property deposited hereunder but is serving as holder only and having only possession thereof. The Grantor will pay or reimburse the Interest Reserve Agent upon request for any transfer taxes or other taxes relating to the Interest Reserve Property incurred in connection herewith and will indemnify and hold harmless the Interest Reserve Agent with respect to any amounts that it is obligated to pay in the way of such taxes, in each case to the reasonable satisfaction of the Interest Reserve Agent. Any payments of income from the Interest Reserve Account will be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Interest Reserve Agent with appropriate W-9 forms for tax I.D. number certifications, or W-8 forms for non-resident alien certifications, as requested. It is understood that the Interest Reserve Agent will be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Interest Reserve Property and is not responsible for any other reporting. The provisions of this Section 2.1(n) will survive the termination of this Agreement or the earlier resignation or removal of the Interest Reserve Agent. For greater certainty, all income and gains are those of the Grantor for tax purposes and the Grantor is to report in its tax returns (unless there is a Default and the Grantor ceases to be the beneficial owner of the Interest Reserve Account).

2.2.   Indemnity.

The Grantor will be liable for and will reimburse and indemnify the Interest Reserve Agent and hold the Interest Reserve Agent harmless from and against any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or in connection with or related to this Agreement or being Interest Reserve Agent hereunder (including but not limited to Losses incurred by the Interest Reserve Agent in connection with its successful defense, of any claim of gross negligence or willful misconduct on its part); provided, however, that nothing contained herein will require the Interest Reserve Agent to be indemnified for Losses caused by its gross negligence, willful misconduct or bad faith. The provisions of this Section 2.2 will survive the termination of this Agreement or the earlier resignation or removal of the Interest Reserve Agent.

2.3.   Removal of Interest Reserve Agent.

(a)
The Grantor may, with the consent of the Trustee, remove the Interest Reserve Agent at any time by giving to the Interest Reserve Agent 15 days’ prior notice in writing signed by the Grantor. The Interest Reserve Agent may resign at any time by giving to the Grantor 15 days’ prior written notice thereof.

(b)
Within 10 Business Days after giving the foregoing notice of removal to the Interest Reserve Agent or receiving the foregoing notice of resignation from the Interest Reserve Agent, the Grantor and the Trustee will jointly agree on and appoint a successor Interest Reserve Agent. The Grantor will cause any successor Interest Reserve Agent to assume the obligations of the Interest Reserve Agent hereunder or to enter into such other interest reserve and security agreement as may be acceptable to the Trustee in its sole discretion. If a successor Interest Reserve Agent has not accepted such appointment by the end of such 10-day period or such successor Interest Reserve Agent has not become so bound, the Interest Reserve Agent may, jointly with the Trustee, agree to appoint a replacement Interest Reserve Agent with its place of business in the City of New York, New York, and deliver the Interest Reserve Property to such replacement Interest Reserve Agent in the City of New York, New York or may apply to a court of competent jurisdiction for the appointment of a successor Interest Reserve Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Interest Reserve Agent in connection with such proceeding will be paid by, and be deemed to be solely an obligation of, the Grantor.

(c)
Upon receipt of the identity of the successor Interest Reserve Agent, the Interest Reserve Agent will either deliver the Interest Reserve Property then held hereunder to the successor Interest Reserve Agent, less the Interest Reserve Agent’s fees, costs and expenses or other obligations owed to the Interest Reserve Agent, or hold such Interest Reserve Property (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations owing to the Interest Reserve Agent are paid. Upon delivery of the Interest Reserve Property to the successor Interest Reserve Agent, the Interest Reserve Agent will have no further duties, responsibilities or obligations hereunder.

2.4.   Termination.

This Agreement will terminate upon the distribution of all Interest Reserve Property from the Interest Reserve Account in accordance with the provisions of Section 1.4 hereof. Section 1.7 hereof, the provisions of these Terms and Conditions and the Miscellaneous provisions below will survive termination of this Agreement and/or the resignation or removal of the Interest Reserve Agent.

3.   MISCELLANEOUS

3.1.   Notices.

All notices and other communications under this Agreement will be in writing in English and will be deemed given (i) on the date of delivery when delivered personally, or (ii) on the next Business Day after delivery to a recognized overnight courier or mailed first class (postage prepaid) or when sent by facsimile to the parties (which facsimile copy will be followed by delivery of an original by other method of delivery) at the addresses set forth in Section 1.5 hereof (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision). Whenever under the terms hereof the time for giving a notice or performing an act falls upon a day that is not a Business Day, such time will be extended to the next Business Day. Attached as Schedule 3.1 hereto and made a part hereof is a list of those persons initially entitled to give notices, instructions and other communications to the Trustee and/or the Interest Reserve Agent on behalf of the Grantor hereunder (each such representative, and “Authorized Person”). Schedule 3.1 may be amended from time to time by written notice from the Grantor to the Interest Reserve Agent and the Trustee, with a copy to the Initial Purchasers.

3.2.   Representations and Warranties.

The Grantor hereby represents and warrants (a) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Agreement by the Grantor do not and will not violate any applicable law or regulation.

3.3.   Governing Law; Consent to Jurisdiction; Construction.

(A)
THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(b)	The Interest Reserve Agent’s jurisdiction for purposes of Sections 8-110 and 9-304 of the Code will be the State of New York.

(c)
Each party hereto irrevocably agrees that any legal action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby will be brought in the federal courts located in the Borough of Manhattan in the City of New York, and irrevocably submits to the exclusive jurisdiction of such courts in any such action or proceeding. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding in any such court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. The parties further agree that service of any process, summons, notice or document by certified or registered mail, return receipt requested, to such party’s address set forth in Section 1.5 hereof (or directed to it at the address last specified for notices hereunder) will be effective service of process for any lawsuit, action or other proceeding brought in any such court, and such service will be deemed completed 10 days after the same is so mailed; provided that the Grantor and the Guarantor hereby appoint CT Corporation System of New York, New York, as their respective agent for service of process in any lawsuit, action or proceeding arising out of or based upon this Agreement or the transaction contemplated hereby. Each party hereto hereby waives the right to trial by jury in any such lawsuit, action or other proceeding.

(d)	Time is of the essence in this Agreement.

(e)
Except as set forth in Section 1.2(c), capitalized terms that are used but not defined in this Agreement have the meanings assigned to them in the Indenture. The term “will” as used in this Agreement shall be interpreted to express a command. The term “or” is not exclusive. Words in the singular include the plural and words in the plural include the singular.

3.4.   Rights and Remedies.

The rights and remedies conferred upon the parties hereto and the Initial Purchasers will be cumulative, and the exercise or waiver of any such right or remedy will not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder will not preclude the subsequent exercise of such right or remedy.

3.5.   Benefit of the Parties.

This Agreement will be binding upon the parties hereto and each of their successors and assigns. This Agreement will inure solely to the benefit of the parties hereto, the Initial Purchasers and (subject to Section 3.6 hereof) each of their respective successors and assigns, and no other person will have or be construed to have any legal or equitable right, remedy or claim under, in respect of, or by virtue of this Agreement.

3.6.   Assignment.

This Agreement and the rights and obligations hereunder of parties hereto may not be assigned except with the prior written consent of the other parties hereto and the Initial Purchasers, and any purported assignment without such consent will be null and void.

3.7.   Merger.

This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter contained herein and supersedes all prior oral or written agreements in regard thereto.

3.8.   Amendment.

Except as otherwise permitted herein, this Agreement may be amended, supplemented or otherwise modified only by a written amendment signed by all the parties hereto and the Initial Purchasers, and no waiver of any provision hereof will be effective unless expressed in a writing signed by all of the parties hereto and the Initial Purchasers.

3.9.   Severability.

The invalidity, illegality or unenforceability of any provision of this Agreement will in no way affect the validity, legality or enforceability of any other provision, and if any provision is held to be enforceable as a matter of law, the other provisions will not be affected thereby and will remain in full force and effect.

3.10.   Headings and Captions.

The headings and captions included in this Agreement are included solely for convenience of reference and will have no effect on the interpretation or operation of this Agreement.

3.11.   Counterparts.

This Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, will be deemed to be an original and all such counterparts together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a duly authorized officer as of the day and year first written above.

Canadian Satellite Radio Holdings Inc.,

as Grantor

By: /s/ Michael Washinushi
Name: Michael Washinushi
Title: Chief Financial Officer

Canadian Satellite Radio Inc.

By: /s/ Michael Washinushi

Name: Michael Washinushi
Title: Chief Financial Officer

The Bank of Nova Scotia
Trust Company of New York,
as Interest Reserve Agent

By: /s/ Warren A. Goshine

 Name: Warren A. Goshine
Title: Vice President

The Bank of Nova Scotia
Trust Company of New York,
as Trustee

By: /s/ Warren A. Goshine

Name: Warren A. Goshine
Title: Vice President

SCHEDULE 3.1*

The following persons are entitled to give notices, instructions and other communications to the Interest Reserve Agent on behalf of the Grantor:

Name	Title
John I. Bitove	Chairman and Chief Executive Officer
Stephen Tapp	President and Chief Operating Officer
Michael Washinushi	Chief Financial Officer, Treasurer and Secretary
Stewart Lyons	Executive Vice President

* This Schedule 3.1 may be amended from time to time by written notice from the Grantor to the Interest Reserve Agent and the Trustee.